Exhibit 99.1
National Interstate Corporation Reports 2016 First Quarter Results

•	2016 first quarter operating earnings per share of $0.38 compared to $0.33 for the 2015 first quarter

•	Calendar and accident year combined ratio of 98.3% for the 2016 first quarter

•	Gross premiums written grew 7% compared to last year

Richfield, Ohio, May 2, 2016 - National Interstate Corporation (Nasdaq: NATL) today reported 2016 first quarter net income per share of $0.34 compared to $0.36 for the 2015 first quarter.

The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended March 31,
	2016	2015
	(In thousands, except per share data)
Net income from operations	$7,584	$6,414
After-tax net realized (losses) gains from investments	(744)	695
Net income	$6,840	$7,109

Net income from operations per share, diluted	$0.38	$0.33
After-tax net realized (losses) gains from investments per share, diluted	(0.04)	0.03
Net income per share, diluted	$0.34	$0.36

Net Income per share of $0.34 for the 2016 first quarter reflects improved underwriting results and net investment income which were partially offset by other-than-temporary impairments (OTTI) that resulted in realized losses from investments.
Underwriting Results:
Dave Michelson, Chief Executive Officer, said, “Our 2016 first quarter accident year combined ratio was consistent with the 2014 and 2015 developed accident years, all of which are running at approximately 98.0%. We again obtained average rate increases of 5.0% on renewal business in the 2016 first quarter. We had similar rate increases in years 2013 - 2015 in response to pressures in the commercial auto liability line of business and our focus on improving our underwriting margins.”

The table below summarizes the Company’s GAAP accident year and calendar combined ratios for the first quarter of 2016, as compared to the same period in 2015:

	Three Months Ended March 31,
	2016	2015
Losses and LAE ratio excluding prior year development (accident year)	77.3%	75.6%
Underwriting expense ratio	21.0%	20.6%
Combined ratio (accident year)	98.3%	96.2%
Prior year loss development	0.0%	3.3%
Combined ratio (calendar year)	98.3%	99.5%

Consistent with much of the industry, the Company’s results in the commercial auto liability line have been elevated primarily due to higher average claims severity. The 2016 first quarter accident year loss and LAE ratio of 77.3%, which reflects the cumulative impact of rate increases on renewed business since 2013 as well as improved pricing discipline applied to new business, compares favorably to the developed full year 2015 ratio of 78.1%. The Company reported no development from prior year claims during the first quarter of 2016, as compared to prior year loss development which added 3.3 percentage points to the 2015 first quarter combined ratio. The Company continues to focus on appropriate risk selection and rates on both new and renewal business, as well as continuous enhancements to claims and risk management tools and disciplined, well managed reserving practices.

The underwriting expense ratio of 21.0% for the 2016 first quarter was in line with the 2015 first quarter.

Investments:
Net investment income of $10.4 million for the 2016 first quarter was 7.9% ahead of the 2015 first quarter. The increase in net investment income is primarily attributable to an increase in average cash and invested assets. Realized losses from investments for the 2016 first quarter of $1.1 million were due to OTTI, primarily related to four holdings, which offset gains related to other invested assets and gains from sales during the quarter.

The Company continues to maintain a high quality and diversified portfolio with approximately 89.0% of its total cash and invested assets rated NAIC 1 or 2 and an effective duration of its fixed income portfolio of approximately 4 years.

	March 31, 2016
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$178,156	$2,976
State and local government	312,136	12,704
Mortgage backed securities	184,091	5,421
Corporate obligations	212,161	606
Other debt obligations	209,512	(1,930)
Preferred redeemable securities	4,692	178
Total fixed maturities	$1,100,748	$19,955

Equity securities	$82,819	$16

Total fixed maturities and equity securities	$1,183,567	$19,971

Gross Premiums Written:
The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2016		2015
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$92,818	56.4%	$91,193	59.0%
Transportation	53,522	32.5%	46,519	30.1%
Specialty Personal Lines	9,800	6.0%	9,220	6.0%
Hawaii and Alaska	4,357	2.6%	4,095	2.6%
Other	4,203	2.5%	3,511	2.3%
Gross premiums written	$164,700	100.0%	$154,538	100.0%

Gross premiums written for the 2016 first quarter increased 6.6% compared to last year in part from the 5.0% rate increase obtained on renewal business. The Company experienced premium growth in all the components, with the Transportation component representing the majority of the year over year increase. The growth in the Transportation component was attributable to several products but predominantly related to primary and excess trucking, ambulance, and crane/rigging/heavy haul. Net growth in Alternative Risk Transfer (ART) was modest as new business, including several customers that returned after being insured elsewhere, was offset by two national account customers that did not renew.

Summary Comments
“Overall we had a solid 2016 first quarter. We continue to obtain the necessary rate increases contributing to stable and slightly improving underwriting results. In addition our top line continues to grow with quality and appropriately priced risks,” stated Tony Mercurio, President and Chief Operating Officer. “We remain confident in our underwriting and other business disciplines and are cautiously optimistic regarding the direction of the business.”

Earnings Conference Call
The Company will hold a conference call to discuss the 2016 first quarter results on Tuesday, May 3, 2016 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG).

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Operating Data:
Gross premiums written	$164,700	$154,538

Net premiums written	$129,958	$124,097

Premiums earned	$149,414	$137,823
Net investment income	10,415	9,656
Net realized (losses) gains on investments (*)	(1,145)	1,069
Other	673	830
Total revenues	159,357	149,378
Losses and loss adjustment expenses	115,473	108,781
Commissions and other underwriting expenses	24,523	22,983
Other operating and general expenses	7,550	6,243
Expense on amounts withheld	1,894	1,501
Interest expense	53	47
Total expenses	149,493	139,555
Income before income taxes	9,864	9,823
Provision for income taxes	3,024	2,714
Net income	$6,840	$7,109

Per Share Data:
Net income per common share, basic	$0.34	$0.36
Net income per common share, diluted	$0.34	$0.36

Weighted average of common shares outstanding, basic	19,921	19,834
Weighted average of common shares outstanding, diluted	19,953	19,881

Cash dividend per common share	$0.14	$0.13

(*) Consists of the following:
Net realized gains before impairment losses	$2,653	$1,084
Total losses on securities with impairment charges	(3,798)	—
Non-credit portion recognized in other comprehensive income	—	(15)
Net impairment charges recognized in earnings	(3,798)	(15)
Net realized (losses) gains on investments	$(1,145)	$1,069

GAAP Ratios:
Losses and loss adjustment expense ratio	77.3%	78.9%
Underwriting expense ratio	21.0%	20.6%
Combined ratio	98.3%	99.5%
Return on equity (a)	7.5%	7.8%
Average shareholders’ equity	363,337	$366,066

	At March 31,	At December 31,
	2016	2015
Balance Sheet Data (GAAP):
Cash and invested assets	$1,282,554	$1,252,452
Reinsurance recoverable	237,006	230,346
Intangible assets	7,650	7,650
Total assets	1,958,580	1,935,882
Unpaid losses and loss adjustment expenses	1,032,252	1,014,195
Long-term debt	12,000	12,000
Total shareholders’ equity	$367,777	$358,897
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$354,795	$350,603
Book value per common share, basic (at period end)	$18.46	$18.03
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.81	$17.61
Common shares outstanding at period end (b)	19,925	19,909

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At March 31, 2016 and December 31, 2015 there were 64,503 and 63,554, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.